Exhibit 10.4

MORTGAGE

This Mortgage is made as of this 13th day of August, 2003, by and between Beyond the Wall, Inc., a Delaware corporation, as the “Mortgagor”, and Jonathan V. Diamond, an adult individual, whose address is 374 West 11th Street #7, New York, NY 10014, as the “Mortgagee”.

The Mortgagor, pursuant to a Promissory Note dated of even date herewith, duly executed, stands bound unto the said Mortgagee, his heirs or assigns in the sum of One Hundred Thousand ($100,000.00) Dollars, lawful money of the United States of America (the “Obligation”).

Transfer of title to the premises hereby mortgaged shall make all sums due hereon, including principal and interest and all amounts agreed to be treated as such, payable on demand, irrespective of anything herein contained to the contrary.

And also, at all times, pay all taxes and keep the buildings erected upon the land herein described, insured for the benefit of the Mortgagee, his heirs, personal representatives and assigns, to the amount of at least the appraised value of the buildings erected thereon, naming the Mortgagee as the mortgagee and additional insured.

And the further condition of the said Obligation is such, that if at any time default shall be made in the payment of the principal and /or interest for a period in excess of twenty (20) days after notice from the Mortgagee, or if a breach of any other of the foregoing conditions be made by the said Mortgagor, its successors or assigns, for a period in excess of thirty (30) days after notice from the Mortgagee, the said principal sum shall, at the option of the said Mortgagee, his heirs, personal representatives or assigns, become due; and payment of the same, with the interest, taxes and cost of insurance due thereon, as aforesaid, together with an attorney’s commission of five (5%) per cent, on the said principal sum, besides costs of suit, may be enforced and recovered at once.

The said Mortgagor, as well for and in consideration of the said debt or sum of One Hundred Thousand ($100,000.00) Dollars, and for the better securing the payment of the same, with interest as aforesaid, unto the said Mortgagee;  his heirs personal representatives or assigns, in the discharge of the said recited obligation, as for and in consideration of the further sum of one dollar, lawful money aforesaid, unto the said Mortgagor in hand paid by the Mortgagee, the receipt whereof is hereby acknowledged, does hereby grant, bargain, sell, release and confirm unto the said Mortgagee, his heirs, personal representatives or assigns, all those certain pieces or parcels of land more particularly described in Exhibit “A” which is attached hereto and incorporated herein by reference (the “Mortgaged Property”).

Together with all and singular the hereditaments and appurtenances whatsoever unto the hereby granted premises belonging or in any wise appertaining, and the reversions and remainders, rents, issues and profits thereof.

To Have and to Hold the said Mortgagee the hereditaments and premises granted, or mentioned and intended so to be, with the appurtenances unto the said Mortgagee, his heirs, personal representatives and assigns, to and for the only proper use and behoof of the said Mortgagee, his heirs, personal representatives and assigns, forever.

And the said Mortgagor, for itself and its successors and assigns, does hereby covenant, promise and agree to and with the said Mortgagee, its successors and assigns, that if the said Mortgagor, its successors or assigns, shall neglect or refuse to keep up the aforesaid insurance, or pay all taxes, it shall be lawful for the said Mortgagee, his heirs, personal representatives or assigns, to insure the said buildings in the sum aforesaid and pay said taxes and shall recover the costs and expenses of such insurance or taxes in a suit upon this Mortgage.

Provided always, nevertheless, that if the said Mortgagor, it successors or assigns do and shall pay or cause to be paid, unto the said Mortgagee, its successors or assigns the said principal sum of One Hundred Thousand ($100,000.00) Dollars, lawful money, aforesaid, on the day and time hereinbefore mentioned and appointed for payment of the same, together with interest, taxes, cost and charges of insurance, as aforesaid, and without any deduction, defalcation or abatement to be made of anything for or in respect of any taxes, charges or assessments whatsoever, then and from thenceforth, as well this present Mortgage and the estate hereby granted as the said Obligation, shall cease, determine and become void.

And Provided also, that it shall and may be lawful for the said Mortgagee, his heirs, personal representatives or assigns, when and as soon as the said principal sum shall, in any event, become due and payable as aforesaid, to sue out forthwith a writ or writs of scire facias upon this Mortgage; and proceed thereon to judgment and execution for the recovery of said principal sum and all interest due thereon, and the costs and expenses of insurance, and taxes as aforesaid, together with an attorney’s commission of five (5%) per cent. on said principal sum, besides costs of suit, without stay of exemption from execution or other process with a full release of errors.

And the said Mortgagor does hereby constitute and appoint Mortgagee to be its attorney, for it and in its name, and as and for its corporate act and deed to acknowledge this Mortgage before any person having authority by the laws of the Commonwealth of Pennsylvania to take such acknowledgment, to the intent that the same may be duly recorded.

In Testimony Whereof, the said Mortgagor has caused this Mortgage to be signed by its authorized officer, the day and year first above written.

Attest:	Beyond the Wall, Inc.

/s/ Robert N. Weingarten	By:	/s/ Robert N. Weingarten
Robert N. Weingarten, Secretary		Robert N. Weingarten, President

State of California	)
	)	ss.
County of Los Angeles	)

On the 29th day of August, in the year 2003, before me, the undersigned, a Notary Public in and for said State, personally appeared ROBERT N. WEINGARTEN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name(s) is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies) on behalf of Beyond the Wall, Inc., and that by his signature on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Ronald J. Grant
Notary Public

Commonwealth of Pennsylvania	:
	:	ss.
County of	:

Recorded in the Office for Recording of Deeds, Mortgages, etc., in and for the County of

In Mortgage Book                 Volume           Page

Witness my hand and seal of Office, this        day of                      , 2003

Recorder